                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)
                              BAYCORP HOLDINGS LTD
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    072728108
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                         Heller Ehrman White & McAuliffe


           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  July 15, 1999
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 19 Pages

                                  SCHEDULE 13D

----------------------                                       ------------------
CUSIP No. 072728108                                          Page 2 of 19 Pages
----------------------                                       ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [X]
                                                                       (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         379,640
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         379,640
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         379,640
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.6%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN
==============================================================================
                    *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                 SCHEDULE 13D

----------------------                                        -----------------
CUSIP No. 072728108                                           Page 3 of 19 Pages
----------------------                                        -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [x]
                                                                   (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
            0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
            314,363
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
            0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
            314,363
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            314,363
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.8%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
==============================================================================
                          *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                 SCHEDULE 13D

----------------------                                        -----------------
CUSIP No. 072728108                                           Page 4 of 19 Pages
----------------------                                        -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                         [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                  379,640
----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  379,640
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  379,640
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  4.6%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
==============================================================================
          *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                                        -----------------
CUSIP No. 072728108                                           Page 5 of 19 Pages
----------------------                                        -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gary N. Siegler
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [ ]
                                                                       (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                         [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                  709,003
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  709,003
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  709,003
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  8.7%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
==============================================================================
              *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                              SCHEDULE 13D

----------------------                                        -----------------
CUSIP No. 072728108                                          Page 6 of 19 Pages
----------------------                                        -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Peter M. Collery
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [ ]
                                                                       (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                  716,503
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  716,503
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  716,503
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  8.7%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
==============================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                    SCHEDULE 13D

----------------------                                        -----------------
CUSIP No. 072728108                                           Page 7 of 19 Pages
----------------------                                        -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Neil H. Koffler
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [ ]
                                                                       (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                  694,003
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  694,003
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  694,003
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  8.5%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
==============================================================================
           *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                 SCHEDULE 13D

----------------------                                        -----------------
CUSIP No. 072728108                                           Page 8 of 19 Pages
----------------------                                        -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC-BVI Partners
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                        [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                  314,363
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  314,363
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  314,363
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                               [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  3.8%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN
==============================================================================
            *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                    SCHEDULE 13D

----------------------                                        -----------------
CUSIP No. 072728108                                           Page 9 of 19 Pages
----------------------                                        -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
            0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         314,363
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
            0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          314,363
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  314,363
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                             [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  3.8%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
==============================================================================
                    *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                      SCHEDULE 13D

----------------------                                       ------------------
CUSIP No. 072728108                                          Page 10 of 19 Pages
----------------------                                       -------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental, LLC
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-----------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                  0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                  379,640
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                  0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                  379,640
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  379,640
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  4.6%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         OO
==============================================================================
                 *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                              SCHEDULE 13D

----------------------                                         -----------------
CUSIP No. 072728108                                          Page 11 of 19 Pages
----------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental Employees' Savings and Profit Sharing Plan
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)  [x]
                                                                       (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-----------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
            0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         15,000
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
            0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         15,000
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,000
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  .18%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         EP
==============================================================================
                   *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                                           Page 12 of 19 Pages

                                 AMENDMENT NO. 2
                                     TO THE
                                  SCHEDULE 13D


This statement constitutes Amendment No. 2 to the Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of Baycorp Holdings Ltd (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Gary N.Siegler ("Siegler"), Peter M. Collery ("Collery"), SC Fundamental, LLC (SCFLLC"),
SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners ("SC-BVI"),
Neil H. Koffler ("Koffler"), and SC Fundamental Employees' Savings and Profit Sharing Plan ("Employee Plan")(collectively, the "Reporting Persons").


Item 5.  Interest in Securities of the Issuer

                  (a) As of the close of business on July 20, 1999, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficiary in the aggregate the number and percentage of the Issuer's common stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10Q as of May 7, 1999.

                                                             Page 13 of 19 Pages


=============================================================================

Name                       Shares of Common Stock                  Percentage
-----------------------------------------------------------------------------

SC Fundamental Inc.                 379,640                           4.6%
-----------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.                    379,640                           4.6%
-----------------------------------------------------------------------------
SC Fundamental Value
BVI, Inc.                           314,363                           3.8%
-----------------------------------------------------------------------------
Gary N. Siegler                     709,003                           8.7%
-----------------------------------------------------------------------------
Peter M. Collery                    716,503(1)                        8.7%
-----------------------------------------------------------------------------
SC BVI Partners                     314,363                           3.8%
-----------------------------------------------------------------------------
SC Fundamental
Value BVI, Ltd.                     314,363                           3.8%
-----------------------------------------------------------------------------
SC Fundamental, LLC                 379,640                           4.6%
-----------------------------------------------------------------------------
Neil H. Koffler                     694,003                           8.5%
-----------------------------------------------------------------------------
SC Fundamental
Employees' Savings
and Profit Sharing Plan             15,000                            .18%
-----------------------------------------------------------------------------
(1)  Includes  7,500  shares of the  Issuer's  common  stock held by the Student
Sponsor Partnership, Inc. a non profit educational company for which Mr. Collery is President. Mr Collery disclaims beneficial ownership of such 7,500 shares.



                                                             Page 14 of 19 Pages


         (b) Siegler and Collery, by virtue of their status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of common stock of which Fund is the direct beneficial owner. Koffler, by virtue of his status as an employee member of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of Shares of common stock of which Fund is the direct beneficial owner.

                  Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers, and Koffler by virtue of his status as an executive officer, of BVI Inc., the managing general partner of SC-BVI Partners and BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Because BVI Fund and SC-BVI Partners could be deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock (and as to which BVI Inc. exercises such power), BVI Fund and SC-BVI Partners have been added as Reporting Persons.

                  Siegler and Collery, by virtue of their status as trustees of the Employee Plan, may be deemed to share with Employee Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which Employee Plan is the direct beneficial owner.

             (c)The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Unless otherwise noted, each of the transactions set forth below reflects a sale effected on the American Stock Exchange.

                                                            Page 15 of 19 Pages



                                                   BVI, Inc.
              Price Per                            on behalf
Trade Date    Share ($)          Fund              of BVI Ltd.
-----------------------------------------------------------------------------

7/01/99            6.0000          86,150*                86,150*
--------------------------------------------------------------------------------
7/02/99            6.0000           1,100                    900
--------------------------------------------------------------------------------
7/07/99            6.0750          13,650                 11,350
--------------------------------------------------------------------------------
7/07/99            6.3125           1,040                    860
---------------------------------------------------------------------------
7/09/99            6.1029           4,640                  3,860
----------------------------------------------------------------------------
7/12/99            6.0225          20,550                 16,950
---------------------------------------------------------------------------
7/15/99            6.5000           2,740                  2,260
---------------------------------------------------------------------------
7/15/99            6.6755           7,730                  6,370
--------------------------------------------------------------------------------
7/16/99            6.2500             820                    680
---------------------------------------------------------------------------

* reflects a re-allocation of shares between affiliates.

                                                             Page 16 of 19 Pages



Item 7.        Materials to be filed as Exhibits.

               Exhibit A - Joint Filing Agreement, dated July 20, 1999 among the Reporting Persons.






                                  EXHIBIT INDEX


Exhibit                                                       Description

   A                                   Joint Filing Agreement dated
                                       July 20, 1999 among the Reporting Persons

                                                           Page 17 of 19 Pages

             After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  July 20, 1999
                                                   SC FUNDAMENTAL LLC
SC FUNDAMENTAL INC.                                SC Fundamental Inc.
                                                         as Manager
         /s/ Neil H. Koffler                       /s/ Neil H. Koffler
  By:  ----------------------------        By:   -----------------------------
         Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-in-
         in-Fact for Peter M. Collery            Fact for Peter M. Collery,
         Vice President*                                Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:      SC FUNDAMENTAL, LLC                   SC-BVI Partners
             as General Partner               By: SC Fundamental Value BVI, Inc.
                                                    as Managing General Partner
             /s/ Neil H. Koffler                       /s/ Neil H. Koffler
  By:  -----------------------------       By:   ------------------------------
       Neil H. Koffler as Attorney-              Neil H. Koffler as Attorney-in-
        in-Fact for Peter M. Collery                Fact for Peter M. Collery
        Vice President*                                 Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

      /s/ Neil H. Koffler                         SC FUNDAMENTAL VALUE BVI, Ltd.
By:  ----------------------------           By:   SC Fundamental Value BVI, Inc.
         Neil H. Koffler as Attorney-             as Managing General Partner of
         in-Fact for Peter M. Collery                       Investment Manager
         Vice President*
/s/ Neil H. Koffler
----------------------------                            /s/ Neil H. Koffler
Neil H. Koffler as Attorney-                By:  ------------------------------
in-Fact for Gary N. Siegler*                     Neil H. Koffler as Attorney
                                                -in-Fact for Peter M. Collery
                                                     Vice President*
/s/ Neil H. Koffler
-----------------------------               SIEGLER, COLLERY &CO.EMPLOYEES
                                            SAVINGS AND PROFIT SHARING PLAN
     /S/ Neil H Koffler                     By:      /s/ Neil H. Koffler
By:--------------------------                    ------------------------------
    Neil H. Koffler as Attorney                  Neil H. Koffler as Attorney
    in Fact for Peter     M. Collery             in-Fact for Peter M. Collery,
                                                          Vice President

*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and
Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                                            Page 18 of 19 Pages

                                            Exhibit A

                              JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Baycorp Holdings, Ltd and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 20th day of July, 1999.



SC FUNDAMENTAL INC

By:      /s/ Peter M. Collery               /s/ Neil H. Koffler
----------------------------                --------------------------------
Neil H. Koffler as Attorney-                Neil H. Koffler
in-Fact for Peter M. Collery
Vice President(*)

THE SC FUNDAMENTAL VALUE FUND,
L.P.

By:      SC FUNDAMENTAL, LLC, as
         General Partner

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(*)


SC FUNDAMENTAL VALUE BVI, INC.

By: /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(*)

                                                             Page 19 of 19 Pages


/s/ Gary N. Siegler                              Siegler Collery and Co.
-----------------------------                    Employees Savings and
Neil H. Koffler as Attorney-                     Profit Sharing Plan
in Fact for Gary N. Siegler(*)                   By:/s/ Neil H. Koffler
                                                     -----------------------
                                                    Neil H. Koffler as Attorney
/s/ Peter M. Collery                                in-Fact for Peter M. Collery
------------------------------                       Vice President
Neil H. Koffler as Attorney-
in Fact for Peter M. Collery(*)


SC FUNDAMENTAL, LLC

By:      SC Fundamental Inc., as
                  Manager

By:      /s/ Peter M. Collery
--------------------------------
Neil H. Koffler as Attorney-
in Fact for Peter M. Collery
Vice President (*)

SC FUNDAMENTAL VALUE BVI, LTD.              SC-BVI PARTNERS

By:      SC Fundamental Value BVI,          By:      SC Fundamental Value BVI
         Inc., as managing general                   Inc., as managing general
         partner of investment                                partner
         manager



By:      /s/ Peter M. Collery                        /s/ Peter M. Collery
--------------------------------            -------------------------------
Neil H. Koffler as Attorney-in-             Neil H. Koffler as Attorney-
Fact for Peter M. Collery,                  in-Fact for Peter M. Collery,
Vice President(*)                                    Vice President(*)


(*)      Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery
and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.

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